Exhibit 10.9

EXECUTIVE FORM

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on or about [____] 2026, by and between Kailera Therapeutics, Inc., a Delaware corporation (the “Company”), and [____] (the “Executive”), and will be effective as of the Effective Date (as defined below). Certain capitalized terms used, but not otherwise defined, in this Agreement are defined in Section 6 hereof.

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement, dated as of [____] (the “Prior Agreement”);

WHEREAS, effective on the date upon which the Registration Statement on Form S-1 filed with the Securities and Exchange Commission relating to the registered underwritten public offering of the Company’s common stock becomes effective (the “Effective Date”), the Company desires to continue to benefit from the services of the Executive, and the Executive desires to continue to render such services, on the terms and conditions set forth in this Agreement; and

WHEREAS, effective as of the Effective Date, this Agreement will supersede the Prior Agreement in all respects.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows, effective on the Effective Date:

1. Employment, Position and Duties.1

(a) The Executive will continue to be employed by the Company, on a full-time basis, as the [____] of the Company, reporting to the Company’s Chief Executive Officer (the “CEO”).

(b) The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason (subject to the notice requirements of Section 4(a)). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to in writing by a duly authorized officer of the Company or as provided by applicable law.

[1]	NTD: Update this Section 1 for CEO’s agreement re service on Board and reporting to the Board.

(c) The Executive agrees to perform the duties and responsibilities of the Executive’s positions, and such other duties and responsibilities as are appropriate for the Executive’s positions and as may reasonably be assigned to the Executive from time to time by the CEO. [Initially, Executive shall be permitted to work remotely; provided, that, notwithstanding anything to the contrary in the foregoing, (x) from time to time, the Executive may be required to travel from the Executive’s current place of residence and remote workplace to the Company’s principal place of business, within the greater Boston area, as directed by the Board (as defined below) and/or the CEO; and (y) the Executive shall be required to travel from time to time as necessary for business purposes and shall maintain a valid passport and the ability to travel at all times.]2 Subject to the below, the Executive also agrees that, while employed by the Company, the Executive will devote the Executive’s full business time and the Executive’s best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of the Executive’s duties and responsibilities for them. The Executive shall not (i) engage in any other business activity, except as may be expressly approved in advance by the CEO in writing, with the CEO to consider in good faith any reasonable request made by the Executive pursuant to this clause (i), or (ii) serve in any industry, trade, professional, governmental or academic position during the Executive’s employment, except as may be expressly approved in advance by the CEO in writing, with approval of any service contemplated by this clause (ii) not to be unreasonably withheld; provided, however, that the Executive may participate in the activities set forth on Exhibit A of the Prior Agreement [(the “Permitted Advisory Activities”) provided that the Company reserves the right to alter, in its sole discretion, the scope of the Permitted Advisory Activities if the Company determines such alteration to be necessary for Executive to remain in compliance with this Section,]3 and may, without advance consent, participate in charitable and/or civic activities and engage in personal investment activities, in each case, to the extent such activities, individually or in the aggregate, do not materially interfere with the performance of the Executive’s duties under this Agreement, create a conflict of interest or violate any restrictive covenant by which the Executive is bound in favor of the Company or any of its Affiliates. [Executive shall be permitted to work remotely and periodically travel to the Company’s office(s) as reasonably requested. Executive shall be required to travel from time to time as necessary for business purposes and shall maintain a valid passport and the ability to travel at all times.]4

2. Compensation and Benefits. During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Affiliates, the Company will provide the Executive with the following compensation and benefits:

(a) Base Salary. The Company will pay the Executive a base salary at the rate of $[  ] per year (pro-rated for partial years of employment), in accordance with the regular payroll practices of the Company and subject to increase from time to time as determined by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”), in its sole discretion (with such base salary, as increased from time to time, the “Base Salary”). Notwithstanding anything to the contrary in the foregoing, the Base Salary may be reduced, on a proportionate basis, in connection with an across-the-board base salary reduction applicable to all senior executives of the Company.

[2]	NTD: Include for D. Bakan.
[3]	NTD: Include for D. Bakan.
[4]	NTD: Include for J. Coleman.

(b) Bonus Compensation. For each fiscal year completed during the Executive’s employment under this Agreement, the Executive will be eligible to earn an annual bonus (each, an “Annual Bonus”), pursuant to the Company’s bonus plan as in effect from time to time (the “Bonus Plan”). The Executive’s target Annual Bonus will be [____]% of the Base Salary (the “Target Bonus”), with the actual amount of any such Annual Bonus to be reasonably determined by the Compensation Committee in accordance with the Bonus Plan, based on the Executive’s performance and the Company’s performance against goals reasonably established by the Compensation Committee for the relevant fiscal year. Except as provided in Section 4, in order to receive any Annual Bonus hereunder, the Executive must be employed with the Company through the date on which such Annual Bonus is paid. Any Annual Bonus due to the Executive will be paid in accordance with the Bonus Plan.

(c) Equity. The Executive will be eligible for grants of equity or equity-based awards under any equity compensation plans of the Company as in effect from time to time at the discretion of the Board.

(d) Participation in Employee Benefit Plans. The Executive will be entitled to participate in all Company employee benefit plans from time to time in effect for the Company’s senior executives of comparable status, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement, in which event this Agreement shall control unless this Agreement expressly provides otherwise. The Executive’s participation in Company benefit plans will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law. Nothing in this Agreement shall preclude the Company from amending, terminating or replacing any of its plans at any time.

(e) Paid Time Off. The Executive will be entitled to paid time off (“PTO”) in accordance with the policies of the Company as in effect for the Company’s senior executives of comparable status, as in effect from time to time. PTO may be taken at such times and intervals as the Executive shall determine, subject to the Company’s business needs.

(f) Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities for the Company, subject to the Company policy as in effect from time to time and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive’s right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year; (ii) payment or reimbursement shall be made not later than December 31st of the calendar year following the calendar year in which the expense or payment was incurred; and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(g) Key Man Life Insurance. The Company shall have the right to insure the life of the Executive for the Company’s sole benefit, and if the Company exercises this right, the Company shall determine the amount of insurance and the type of policy obtained. The Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to reasonable physical examinations, supplying all information reasonably required by any insurance carrier and executing all necessary documents reasonably required by any insurance carrier; provided, that, any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of the Executive. The Executive shall incur no financial obligation by executing any required document and shall have no interest in any such policy.

(h) D&O Insurance; Indemnification. During the Executive’s period of employment with the Company and thereafter, the Company shall maintain D&O insurance applicable to Executive with terms that are customary for an organization similar to that of the Company. In addition, the Company shall defend and indemnify the Executive to the maximum extent allowable under its articles of organization, by-laws and charter and under applicable law.

3. Termination of Employment. The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 3.

(a) By the Company for Cause. The Company may terminate the Executive’s employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following: (i) the Executive’s willful and repeated refusal to comply with a lawful directive of the Board or the CEO (other than due to physical or mental incapacity), (ii) the Executive’s gross negligence or willful misconduct in the performance of the Executive’s duties and responsibilities to the Company or any of its Affiliates, (iii) the Executive’s use of illegal drugs (whether or not at the workplace) or other similar conduct, even if not in conjunction with the Executive’s duties to the Company or any of its Affiliates, which could reasonably be expected to, or which does, cause the Company or any of its Affiliates to public disgrace or disrepute or material economic harm; (iv) the Executive’s material and willful breach of (A) this Agreement, (B) any Restrictive Covenant Agreement (as defined below) or (C) any written Company policy or code of ethics or business conduct, in each case, applicable to the Executive’s position, as in effect from time to time, of which the Executive has received prior written notice, (v) the Executive’s indictment for (or procedural equivalent thereof), or plea of guilty or nolo contendere to (A) a felony or (B) any crime involving moral turpitude (other than, in each case, a traffic related offense); or (vi) fraud, theft, embezzlement, unlawful harassment or other intentional misconduct by the Executive that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its Affiliates. Further, Cause shall not exist hereunder, in the case of clauses (i) or (iv) above, unless (I) the Company provides the Executive with written notice of the event(s) alleged to constitute Cause thereunder; and (II) if such event(s) are susceptible to cure, the Executive has a fifteen (15)-day period in which to cure such event(s) following the Executive’s receipt of such written notice, and the Executive fails to cure such event(s).

(b) By the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause.

(c) By the Executive for Good Reason. The Executive may terminate the Executive’s employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, (i) any diminution in the Base Salary or Target Bonus, unless such diminution is no greater than 10% and applied across-the-board to all similarly-situated executives of the Company on a proportionate basis, (ii) any material diminution in the Executive’s titles, authority, duties or responsibilities, (iii) a permanent reassignment of the Executive’s primary office to a location more than thirty-five (35) miles away from the Executive’s then-current principal place of employment (provided, that, Good Reason shall not exist pursuant to this clause (iii) if the Executive is permitted to work remotely, in which case, any material adverse change to Executive’s remote work arrangement shall instead constitute Good Reason), or (iv) a material breach by the Company of this Agreement, any Restrictive Covenant Agreement or any of the Equity Documents (defined as the documents governing any equity or equity-based interests of the Company or any Affiliate thereof that are held by the Executive); provided, however, that Good Reason shall not exist hereunder unless the Executive has provided the Company with written notice of the event(s) alleged to constitute Good Reason within sixty (60) days after the date on which the Executive first obtains knowledge of the occurrence of the event(s) alleged to constitute Good Reason, and the Company has failed to cure such event(s) within thirty (30) days following its receipt of such written notice. The Executive may terminate the Executive’s employment for Good Reason at any time within the thirty (30)-day period after the thirty (30)-day cure period has expired, and if the Executive fails to effect such a termination, then the Executive will be deemed to have irrevocably waived the right to resign for Good Reason on the basis of such event(s).

(d) By the Executive other than for Good Reason. The Executive may terminate the Executive’s employment at any time upon thirty (30) days’ written notice to the Company. In the event of such resignation, the Company may accelerate the date of the Executive’s termination without such acceleration constituting a termination by the Company hereunder.

(e) Death and Disability. The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon written notice to the Executive, in the event that the Executive becomes disabled during the Executive’s employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature, whereby, as a result, the Executive is unable to perform substantially all of the Executive’s duties and responsibilities hereunder, even with a reasonable accommodation, for a period of one hundred twenty (120) consecutive days or one hundred and fifty (150) days (whether or not consecutive) during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether the Executive is disabled to the extent that the Executive is unable to perform substantially all of the Executive’s duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request and cost, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s good faith, reasonable determination of the issue shall be binding on the Executive.

4. Other Matters Related to Termination.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under Section 3 (other than termination due to Executive’s death) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Termination Date (as defined below) which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Termination Date to any date that occurs on or following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination and such termination shall still be considered a termination by the Executive. A Notice of Termination submitted by the Company may provide for a Termination Date on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing such party’s rights hereunder.

(b) Final Compensation. In the event of a termination of the Executive’s employment with the Company, howsoever occurring, the Company shall pay to the Executive (i) any Base Salary earned through, but unpaid as of, the date on which the Executive’s employment terminates (the “Termination Date”)[ and, unless the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, any Annual Bonus earned in respect of a prior fiscal year which has not yet been paid as of the Termination Date, payable at such time as when such Annual Bonus would otherwise have been paid in accordance with the Bonus Plan, but without the requirement of continued employment, which payment shall occur no later than March 15 of the year following the year in which the Termination Date occurs]5; and (ii) reimbursement, in accordance with Section 2(f) hereof, for reasonable business expenses incurred by the Executive, but not yet paid to the Executive, as of the Termination Date, provided that the

[5]	NTD: Include for CEO only.

Executive submits all such expenses and required supporting documentation within sixty (60) days after the Termination Date, and provided further that such expenses are reimbursable under Company policies then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in this Section 4(b), Final Compensation will be paid to the Executive within thirty (30) days following the Termination Date or such shorter period required by law.

(c) Severance Benefits upon Termination by the Company without Cause or by the Executive for Good Reason. In the event of any termination of the Executive’s employment by the Company without Cause under Section 3(b) or by the Executive for Good Reason under Section 3(c), then, except as otherwise provided in Section 4(d), the Company will provide to the Executive, in addition to Final Compensation, the following (the “Non CIC Severance Benefits”):

(i) the Base Salary (without giving effect to any reduction that triggered Good Reason) for a period of [twelve (12)]6 months following the Termination Date (“Severance Period”), payable in substantially equal installments on the Company’s regularly scheduled salary payment dates in conformity with the Company’s general payroll practices as in effect from time to time (the “Non-CIC Severance Payments”);

(ii) any Annual Bonus earned in respect of a prior fiscal year which has not yet been paid as of the Termination Date, payable at such time as when such Annual Bonus would otherwise have been paid in accordance with the Bonus Plan, but without the requirement of continued employment [(except as otherwise provided as Final Compensation)]7;

(iii) a pro-rated Annual Bonus for the fiscal year in which the Termination Date occurs, determined by multiplying (A) the Annual Bonus that would have been due to the Executive for the entire fiscal year had the Executive’s employment not terminated, if any, by (B) a fraction, the numerator of which is the number of days that the Executive was employed with the Company during such fiscal year and the denominator of which is the total number of days in such fiscal year, which such pro-rated Annual Bonus shall be [no less than a pro-rated amount of the Target Bonus and which shall be]8 payable in the ordinary course as set forth in Section 2(b); provided that such payment shall occur no later than March 15 of the year following the year in which the Termination Date occurs; [and]

(iv) in the event the Executive is eligible for and timely elects to continue the Executive’s coverage, and, if applicable, that of the Executive’s eligible dependents, in the Company’s group health plans under the federal law known as “COBRA” or similar state law (together, “COBRA”), the Company shall pay the Company’s portion of the contributions to the cost of COBRA coverage on behalf of the Executive, and, if applicable, the Executive’s eligible dependents, until the earlier of (A) the date that is [twelve (12)]9

[6]	NTD: 24 mos for CEO.
[7]	NTD: Include for CEO only.
[8]	NTD: Include for CEO only.
[9]	NTD: 18 mos for CEO.

months following the Termination Date and (B) the date on which the Executive, and, if applicable, the Executive’s eligible dependents, cease to be eligible for such COBRA coverage under applicable law or plan terms (the “Health Continuation Benefits”). The Company’s contribution to the costs of the Health Continuation Benefits shall be determined on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage for an active employee with the same coverage elections, determined as of the Termination Date and without taking into account an employee’s ability to make pre-tax deductions. The Executive shall be responsible for paying the remaining portion of the premiums for such COBRA coverage as if the Executive remained employed. The Executive authorizes the deduction of the portion for which the Executive is responsible from the after-tax amount of the Non-CIC Severance Payments or CIC Severance Payments (as defined below), as applicable. Notwithstanding this Section 4(c)(iv), if the Executive commences new employment and [becomes eligible to participate]10 in a new group health plan in connection with such new employment, the Health Continuation Benefits shall cease (and Executive agrees to promptly notify the Company of such [eligibility]11)[; and

(v) with respect to all unvested equity or equity-based awards that vest solely based on the passage of time and are then held by the Executive under any Company equity compensation plans, the Executive will vest in a pro-rata portion of the then-current vesting tranche, with such pro-rata vesting determined based on the duration of the Executive’s employment with the Company from the last vesting date (or the vesting commencement date if the first vesting date has not yet occurred) through the Termination Date (with any such awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement)].12

(d) Change in Control. In lieu of the payments and benefits set forth in Section 4(c), in the event of any termination of the Executive’s employment by the Company without Cause under Section 3(b) or by the Executive for Good Reason under Section 3(c), in either case, during the period beginning on and including three (3) months prior to the date of a Change in Control and ending on and including the date that is twelve (12) months following the date of a Change in Control, the Company will provide to the Executive, in addition to Final Compensation, the following (together with the Non-CIC Severance Benefits, the “Severance Benefits”):

(i) an amount in cash equal to the sum of (A) [twelve (12)]13 months of the Base Salary (without giving effect to any reduction that triggered Good Reason), and (B) the then-current Target Bonus (the “CIC Severance Payment”), payable as set forth in Section 4(e) below;

(ii) the payment set forth in Section 4(c)(ii);

[10]	NTD: “enrolls” for CEO.
[11]	NTD: “enrollment” for CEO.
[12]	NTD: Include for CEO and CMO only.
[13]	NTD: 24 mos for CEO.

(iii) the benefits set forth in Section 4(c)(iv)[, provided that solely for this purpose, clause (A) of “Health Continuation Benefits” shall mean the date that is twenty-four (24) months following the Termination Date]14; and

(iv) all unvested equity or equity-based awards that vest solely based on the passage of time and are then held by the Executive under any Company equity compensation plans shall immediately become 100% vested (with any such awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement).

(e) Conditions to and Timing of the Severance Benefits. Any obligation of the Company to provide the Severance Benefits to the Executive is conditioned on the Executive’s signing and returning to the Company, without subsequently revoking, a timely and effective separation agreement, containing a general release of claims, a reaffirmation of the Executive’s obligations under the applicable Restrictive Covenant Agreement and other customary terms, in substantially the form attached hereto as Exhibit A (the “Separation Agreement”). The Executive must return to the Company and not revoke the Separation Agreement within the time period required by the Separation Agreement, and in any event, the Separation Agreement must become effective and irrevocable, if at all, by the sixtieth (60th) day following the Termination Date (with the date on which the Separation Agreement becomes effective, the “Release Effective Date”). The first Non-CIC Severance Payment, if applicable, will be made within sixty (60) days after the Termination Date, on the first regularly scheduled payroll date of the Company that occurs following the Release Effective Date. The CIC Severance Payment, if applicable, will be paid in a single lump sum within sixty (60) days following the later of the Termination Date and the date of the Change in Control. Notwithstanding the foregoing, if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the Non-CIC Severance Payments or the CIC Severance Payments, as applicable, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A (as defined below), shall be paid in the second calendar year, and provided, further, that the initial Non-CIC Severance Payment shall include a catch-up payment to cover amounts retroactive to the day following the Termination Date. If the Termination Date occurs during the three (3) month period prior to the date of the Change in Control, the Executive shall be paid the Non-CIC Severance Payment in accordance with Section 4(c)(i) and any amounts payable under Section 4(d)(i) as CIC Severance Payment that exceed what Executive received as a Non-CIC Severance Payment will be paid in a lump sum by the later of sixty (60) days after the Termination Date and ten (10) days after the date of the Change in Control. Notwithstanding the foregoing, in the event that the Company’s payment of the Health Continuation Benefits would subject the Company or the Executive to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, the Executive and the Company shall work together in good faith to restructure such benefit.

[14]	NTD: Include for CEO only.

(f) Benefits Termination. Except for any right the Executive may have under COBRA or other applicable law to continue participation in the Company’s group health and dental plans at the Executive’s cost and except as expressly provided in Section 4(c)(iv) or Section 4(d)(iii) of this Agreement, the Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the Termination Date, without regard to any continuation of the Base Salary or other payment to the Executive following termination of the Executive’s employment, and the Executive shall not be eligible for PTO following the termination of the Executive’s employment.

(g) Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the Executive’s obligations under the applicable Restrictive Covenant Agreement and the Company’s obligations under Section 4. The obligation of the Company to make payments to the Executive under Section 4 are expressly conditioned upon the Executive’s continued performance of the Executive’s obligations under any agreement or arrangement subjecting the Executive to restrictive covenants, including, without limitation any such agreement appended to the Prior Agreement (collectively, “Restrictive Covenant Agreement”) and the Executive acknowledges that Executive remains bound by the Restrictive Covenant Agreement, which is incorporated by reference herein. Upon termination of employment by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement, the applicable Restrictive Covenant Agreement, the Equity Documents and, if applicable, the Separation Agreement.

(h) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries or affiliates and Executive agrees to execute any documentation (including, without limitation, resignation letters) reasonably requested by the Company to document any such resignation.

5. Timing of Payments and Section 409A.

(a) This Agreement, including all payments and benefits hereunder, is intended to comply with or be exempt from Section 409A of the Code, as amended, and the Treasury Regulations and other guidance promulgated thereunder (collectively, “Section 409A”), and shall be interpreted and construed in accordance with such intent.

(b) Notwithstanding anything to the contrary in this Agreement, if, as of the Termination Date, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the Termination Date shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death, except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b) (including, without limitation, by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5); or (iii) other amounts or benefits that are not subject to the requirements of Section 409A.

(c) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury Regulation Section 1.409A-1(i).

(d) Each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(e) In no event shall the Company or any Person affiliated with the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

6. Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all Persons directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Change in Control” has the meaning set forth in the Company’s 2026 Incentive Award Plan, as in effect on the Effective Date; provided that, if a Change in Control constitutes a payment event with respect to any payment or benefit that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in the Change in Control definition shall only constitute a Change in Control for purposes of the payment timing of such payment or benefit if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization.

7. Conflicting Agreements. The Executive hereby represents and warrants that the Executive’s signing of this Agreement and the performance of the Executive’s obligations under this Agreement will not breach or be in conflict with any other lawful agreement to which the Executive is a party or by which the Executive is bound, and that the Executive is not now subject to any lawful covenants against competition or similar covenants or any court order that could affect the performance of the Executive’s obligations under this Agreement. The Executive agrees that the Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent and will recuse Executive from any situation which may compromise Executive’s obligation to strictly safeguard confidential information of third parties and prevent unauthorized disclosure. During the Executive’s employment by the Company, the Executive will use in the performance of the Executive’s duties, in addition to the Company’s confidential information, proprietary information and trade secrets, only information which is generally known and used by persons with training and experience comparable to the Executive’s own, common knowledge in the industry, otherwise legally in the public domain or obtained or developed by the Company or by the Executive in the course of the Executive’s work for the Company.

8. Withholding. All payments made by the Company or any Affiliate under this Agreement or otherwise shall be reduced by any tax or other amounts required to be withheld by the Company or any Affiliate to the extent required by applicable law.

9. Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement and any Restrictive Covenant Agreement without the Executive’s consent to one of its Affiliates or to any Person with which the Company shall hereafter effect a reorganization, consolidate or merge, or to which the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns, as applicable. If the Executive dies after the Termination Date but before all payments or benefits to which the Executive is entitled pursuant to this Agreement have been paid or provided, any remaining payments and benefits will be made to the beneficiary designated by the Executive or, if no such beneficiary has been designated, to the Executive’s estate.

10. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11. [Arbitration. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company (including any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), other than claims for which arbitration is unavailable as a matter of law, shall be settled exclusively by arbitration administered by the American Arbitration Administration, conducted before a single arbitrator in [_____] in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect (the “AAA Rules”) and the Federal Arbitration Act, as modified by the terms and conditions set forth in this Section 11. Discovery in any such arbitration proceeding shall be conducted according to the AAA Rules to the fullest extent authorized by the [______]. The arbitrator shall be selected by mutual agreement of the parties hereto, or, if the parties cannot agree, the arbitrator shall be selected by striking from a list of arbitrators supplied by the American Arbitration Association. The written decision of the arbitrator will be final and binding on the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In connection with any such arbitration, the Company shall bear the arbitrator’s costs, and each party will bear such party’s own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court; provided, that the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.]15

12. Miscellaneous. This Agreement, together with the any Restrictive Covenant Agreement and the Equity Documents, sets forth the entire agreement between the Executive and the Company, and replaces all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, including the Prior Agreement. For the avoidance of doubt, the Restrictive Covenant Agreement is incorporated by reference into this Agreement as set forth above and nothing herein supersedes or replaces such Restrictive Covenant Agreement. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and [the CEO]16. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, and all of which together shall constitute one (1) and the same instrument. [This is a –[_____] contract and shall be governed and construed in accordance with the laws of [______], without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.]17

13. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Executive at the Executive’s last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairperson of the Board, or to such other address as either party may specify by notice to the other actually received.

14. Section 280G. Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution provided to the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (collectively, the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or nondeductible by the payor due to Section 280G of the Code (as applicable, the “Adverse 280G Consequences”), then the Aggregate Payments shall be reduced (but not below zero ($0)) to an amount that is $1.00 less than the amount at which the Adverse 280G Consequences apply; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In the event a reduction is

[15]	NTD: Update for applicable state. Remove for CEO’s agreement.
[16]	NTD: “an expressly authorized representative of the Board” for the CEO.
[17]	NTD: To be removed for MA-based executives.

warranted, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (a) cash payments not subject to Section 409A; (b) cash payments subject to Section 409A; (c) equity-based payments and acceleration; and (d) non-cash forms of benefits; provided, that, in the case of all the foregoing Aggregate Payments, all amounts or payments that are not subject to calculation under Treasury Regulation Section 1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treasury Regulation Section 1.280G-1, Q&A-24(b) or (c). For purposes of this Agreement, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to the Agreement shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the termination date, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

15. Effect on Other Plans and Agreements. The Executive shall have no rights to any severance benefits under any Company severance pay plan, policy, offer letter or otherwise. To the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to the Executive because of the Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business or similar event, the Severance Benefits provided under this Agreement or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

Kailera Therapeutics, Inc.

By:
Name:
Its:

[___________]

CA Form

Exhibit A

FORM OF SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into by and between [____] (the “Executive”) and Kailera Therapeutics, Inc. (the “Company”). This is the Separation Agreement referenced in the Amended and Restated Employment Agreement, by and between the Executive and the Company, dated on or about [____] (together with any amendments thereto, the “Employment Agreement”). Terms with initial capitalization that are not otherwise defined in this Agreement have the meaning set forth in the Employment Agreement. The consideration for the Executive’s agreement to this Agreement consists of the Severance Benefits described in Section 4[(c)/(d)] of the Employment Agreement to be provided to the Executive following a termination by the Company without Cause or by the Executive for Good Reason, subject to the Employment Agreement’s terms and conditions.

1. Separation from Employment. This Agreement confirms that the Executive’s employment will end effective as of _______ (the “Date of Termination”). The Executive acknowledges and agrees that Executive shall be deemed to have resigned from any and all officer, board member and other positions that Executive holds with the Company or any of its Affiliates, effective on the Date of Termination. The Executive agrees to execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations. The Company shall pay or provide to the Executive Final Compensation as described in Section 4(b) of the Employment Agreement.

2. General Release of Claims.18 In consideration for the Severance Benefits described in Section 4[(c)/(d)] of the Employment Agreement, to which the Executive acknowledges Executive would otherwise not be entitled, the Executive, on behalf of Executive, Executive’s heirs, successors, assigns and representatives and any other Person acting on Executive’s behalf (collectively, the “Releasors”), voluntarily releases and forever discharges the Company, its Affiliates, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the future, current and former officers, directors, shareholders, employees, partners, managers, attorneys, accountants and agents of each of the foregoing, in their official and personal capacities (collectively referred to as the “Releasees”), generally from all claims, demands, debts, damages and liabilities of every kind and nature, suspected or unsuspected, known or unknown (collectively, “Claims”), that, as of the date on which the Executive signs this Agreement, the Executive or any of the Releasors has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to the Executive’s employment by and termination of employment with the Company;

•	of wrongful discharge or wrongful termination;

•	of breach of contract;

•	of breach of the implied covenant of good faith and fair dealing;

[18]	NTD: To be updated to include any changes in law after the Effective Date.

•

of retaliation, discrimination or harassment under federal, state or local law (including, without limitation, Claims under the Americans with Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 and the Massachusetts Fair Employment Practices Act);

•

under any other federal or state statute (including, without limitation, Claims under the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act and the Executive Retirement Income Security Act);

•	of defamation, fraud, emotional distress or other torts;

•	of violation of public policy;

•	for salary, wages, bonuses, commissions, incentive compensation, stock, stock options, sick pay, benefits, leave, vacation or any other compensation or benefits;

•	[TO INCLUDE STATE SPECIFIC PROVISIONS]; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief, costs and attorneys’ fees;

provided, however, that this release shall not release any Claims (i) for rights set forth under the Employment Agreement, (ii) that cannot be waived as a matter of law, (iii) for indemnification and/or defense, including, but not limited to, under the Company’s organizational documents or coverage as an insured under any applicable directors and officers liability insurance policy, (iv) for accrued vested benefits under the Company employee benefit plans (other than any severance benefits plan) in which the Executive is a participant, in accordance with the terms thereof, or (v) as a stockholder or option holder of the Company that arise after the date on which the Executive signs this Agreement.

The Executive agrees not to accept, and to not allow any of the Releasors to accept, damages of any nature, other equitable or legal remedies for the Executive’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, the Executive represents that he has not assigned any Claim to any third party.

3. Continuing Obligations of the Executive. The Executive reaffirms Executive’s obligations under the Restrictive Covenant Agreement (as defined in the Employment Agreement), and acknowledges and agrees that Executive shall abide by any and all such obligations and that they all shall continue in full force and effect in accordance with their terms (together with the Executive’s obligations under Sections 4 and 5 below, collectively, the “Continuing Obligations”).

4. Return of Property. The Executive acknowledges and agrees that Executive is required to return all Company property to the Company upon the termination of Executive’s employment. By entering into this Agreement, the Executive confirms that Executive has returned to the Company, without altering, copying, transferring or deleting any Company information, all Company property, including, without limitation, any Company laptop, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. After returning all Company property, the Executive agrees to delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains the Executive’s property after the Date of Termination.

5. Non-Disparagement. Subject to Section 6 of this Agreement, (a) the Executive agrees not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Company or any of the Releasees; and (b) the Company agrees that it (in official Company communications) will not, and the Company will instruct its other directors and officers as of the Date of Termination not to, make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Executive. The Executive further agrees not to take any actions or engage in any conduct that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of the Releasees.

6. Protected Disclosures. Nothing contained in this Agreement or any other agreement limits the Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (each, a “Government Agency”). In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, nor does anything contained in this Agreement apply to truthful testimony in a legal proceeding. If the Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Executive’s behalf, or if any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

7. [Non Competition. In order to protect the Company’s proprietary information and goodwill and in connection with the Executive’s separation from employment, the Executive agrees that, during the one (1) year period following the Date of Termination, the Executive shall not, directly or indirectly, including through another Person, whether as a principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity, provide services to or engage with any business within the Restricted Territory (defined as any country, state, region, territory or geographic location in which the Executive provided services to or on behalf of the Company or any of its Affiliates, or within which the Executive had a material presence or influence for the Company or any of its Affiliates, in each case, within the two (2) year period immediately preceding the Date of Termination) which is directly or indirectly Competitive (with a business deemed “Competitive” with the Company or any of its Affiliates if it performs (a) any of the services, or manufactures, develops or sells any of the products, that compete with the products or services developed, provided or offered by the Company or any of its Affiliates at any time during the Executive’s affiliation with the Company or any of its Affiliates, or (b) any other services, and/or engages in the development, marketing, production, manufacture, distribution or sale of any product or service, similar to the services or products which were developed, performed, produced, marketed, manufactured, distributed, sold, under development or planned by the Company or any of its Affiliates at any time during the Executive’s affiliation with the Company or any of its Affiliates, or which could substitute for such products or services), to the extent such provision of services or engagement is the same as, or substantially similar to, the services that the Executive performed for the Company during the two (2) year period preceding the Date of Termination. Nothing contained herein will preclude the Executive from purchasing or owning securities of any such business if such securities are publicly traded, provided, that, the Executive’s holdings do not exceed one percent (1%) of the issued and outstanding securities of any class of securities of such business. The Executive acknowledges and agrees that this Section 7 shall apply in lieu of any post-employment non-competition covenant in the Restrictive Covenant Agreement.]19

[19]	NTD: To be included for non-CA executives only.

8. Right to Consider Agreement; Effective Date. The Executive acknowledges that Executive has been given the opportunity to consider this Agreement for [twenty-one (21)]20 days from Executive’s receipt of this Agreement before signing it (the “Consideration Period”), and that Executive has knowingly and voluntarily entered into this Agreement. The Executive is advised to consult with an attorney before signing this Agreement. To accept this Agreement, the Executive must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned for the Company at or before the expiration of the Consideration Period. If the Executive signs this Agreement before the end of the Consideration Period, the Executive acknowledges by signing this Agreement that such decision was entirely voluntary, and that the Executive had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days after the date when the Executive signs this Agreement, the Executive has the right to revoke this Agreement by written notice to the undersigned from the Company. For such a revocation to be effective, it must be delivered so that it is received by the undersigned for the Company at or before the expiration of the seven (7)-business day revocation period (the “Revocation Period”). This Agreement shall not become effective or enforceable during the Revocation Period. It will become effective on the first business day after the Revocation Period ends, provided that it has not been revoked.

9. Acknowledgement of Wage and Other Payments. The Executive acknowledges and represents that, except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Executive. The Executive is not entitled to any other compensation from the Company or any of the Releasees, except as specifically set forth in this Agreement.

10. Other Terms.

(a) Review of Agreement. The Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Agreement, and that Executive is voluntarily and knowingly entering into this Agreement.

(b) Relief. If the Executive materially breaches any of the Executive’s obligations under this Agreement (including, without limitation, the Continuing Obligations), and fails to cure such material breach within fifteen (15) days of receiving written notice from the Company of the alleged events constituting such material breach, then in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payment or provision of the Severance Benefits to the Executive or for the Executive’s benefit under this Agreement. The termination of such Severance Benefits in the event of the Executive’s breach will not affect the Executive’s continuing obligations under this Agreement nor affect the release of claims in Section 2 hereof. Further, the Executive agrees that any breach of the Continuing Obligations is likely to cause the Company substantial and

[20]	NTD: To be updated to 45 days in the event of a group termination under the Age Discrimination in Employment Act and Older Workers Benefit Protection Act.

irrevocable damage, and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to seek specific performance and other injunctive relief, without the posting of a bond. The parties agree that if any action at law or in equity is necessary to enforce or interpret the terms of the Continuing Obligations, then in addition to all other remedies available at law, in equity and under contract, the prevailing party shall be entitled to recoup such party’s reasonable attorneys’ fees and expenses from the non-prevailing party.

(c) Binding Nature of Agreement. This Agreement shall be binding upon the Executive and upon the Executive’s heirs, administrators, representatives and executors.

(d) Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

(e) Absence of Reliance; Non-Admission. In signing this Agreement, the Executive acknowledges that the Executive is not relying on any promises or representations by the Company or any agent, representative or attorney of the Company. By entering into this Agreement, the Executive understands that the Company is not admitting in any way that it violated any legal obligation that it owed to the Executive.

(f) Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(g) Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Nothing in this Agreement shall be construed to require the Company or any of its Affiliates to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(h) Governing Law and Interpretation. This Agreement will be governed by the laws of [____], without regard to the conflicts of law principles thereof that would require the application of the laws of another jurisdiction. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Executive or the Company or the “drafter” of all or any portion of this Agreement.

(i) Consent to Jurisdiction. The parties hereby consent to the exclusive jurisdiction of the state and federal courts of [_____]. Accordingly, with respect to any such court action, the Executive (i) submits to the exclusive personal jurisdiction of such courts, (ii) consents to service of process and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process.

(j) Entire Agreement. This Agreement, together with any Restrictive Covenant Agreement, the Continuing Obligations and the Equity Documents, constitute the entire agreement between the Executive and the Company regarding the subject matter herein.

(k) Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent to any affiliate or to any Person which the Company shall hereafter effect a reorganization, or with which the Company shall hereafter consolidate with or merge into or to which it hereafter transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns, as applicable. In the event of the Executive’s death after the Date of Termination but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

(l) Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

[Signature page follows.]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below:

Kailera Therapeutics, Inc.

By:
Name:
Title:

Date:

EXECUTIVE

Date:

22